UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 4, 2020

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	001-15393

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue
Dubuque,	Iowa	52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $1.00 per share	HTLF	Nasdaq Stock Market
Depositary Shares (each representing 1/400th interest in a share of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E)	HTLFP	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Introductory Note

As previously disclosed, on October 19, 2020, Heartland Financial USA, Inc. (“Heartland”) entered into an Amended and Restated Agreement and Plan of Merger (the “Amended and Restated Merger Agreement”) with First Bank & Trust (“FB&T”), a Texas-state chartered bank and wholly owned subsidiary of Heartland, AIM Bancshares, Inc. (“AIM”), AimBank, a Texas state-chartered bank and wholly owned subsidiary of AIM (“AimBank”), and Michael F. Epps (as the shareholder representative) providing for Heartland’s acquisition of AIM and AimBank in a two-step transaction (the “Transaction”). The Transaction was completed on December 4, 2020.

Item 2.01 Completion of Acquisition for Disposition of Assets

In the first step of the Transaction, AIM merged with and into AimBank (the “AIM/AimBank Merger”) in accordance with an Agreement and Plan of Merger dated as of September 22, 2020 (the “AIM/AimBank Merger Agreement”). In the second step of the Transaction, AimBank merged with and into FB&T (the “FB&T/AimBank Merger”) in accordance with the Amended and Restated Merger Agreement.

The AIM/AimBank Merger was completed at 5:00 p.m. (Central Time) on December 4, 2020. Immediately thereafter, the FB&T/AimBank Merger occurred.

Pursuant to the AIM/AimBank Merger Agreement, each issued and outstanding share of AIM common stock was automatically converted into one share of AimBank common stock. At the time of such conversion, AIM shareholders owned 25,048.98 shares of AIM common stock. These shares were converted into an equal number of shares of AimBank common stock in the AIM/AimBank Merger.

Pursuant to the FB&T/AimBank Merger, each share of AimBank common stock was converted into the right to receive 207 shares of Heartland common stock and $1,887.16 of cash (the “Cash Consideration”), subject to certain “hold-back” provisions of the Amended and Restated Merger Agreement relating to the Cash Consideration. An aggregate of approximately 5,185,000 shares of Heartland common stock will be issued to holders of AimBank common stock in the FB&T/AimBank Merger. As a result of the hold-back provisions of the Amended and Restated Merger Agreement, $211.32 will be held back from the Cash Consideration distributed to holders of AimBank common stock pending release thereof pursuant to the terms of the Amended and Restated Merger Agreement.

Based on the closing price of a share of Heartland common stock as of December 4, 2020 of $41.89, the aggregate merger consideration (without taking into account the cash hold-back amount) to be received by AimBank shareholders was valued at approximately $264.5 million. In addition, holders of in-the-money options to acquire shares of AimBank common stock received aggregate consideration of approximately $4.9 million in exchange for the cancellation of such stock options.

The AIM/AimBank Merger and the FB&T/AimBank Merger, whether treated collectively or, if applicable, independently, are intended to qualify as a tax-free reorganization under the applicable provisions of the Internal Revenue Code.

The surviving bank in the FB&T/AimBank Merger will operate under the name “First Bank & Trust.” Prior to the completion of the AIM/AimBank Merger, AIM was a bank holding company headquartered in Levelland, Texas. Its wholly owned subsidiary, AimBank, provided a broad range of financial products and services tailored to meet the needs of small to medium-sized businesses, professionals and retail customers through 19 banking centers located in West Texas and six banking centers located in Northeastern New Mexico. Such products and services will be offered by FB&T and New Mexico Bank & Trust (a wholly owned subsidiary of Heartland) through these banking centers following the merger.

As of September 30, 2020, AIM had, on a consolidated basis, approximately $1.85 billion in total assets, $1.12 billion in total net loans outstanding, $1.60 billion in total deposits and a total of $190.0 million in shareholders’ equity.

The foregoing description is qualified in its entirety by reference to the full texts of the AIM/AimBank Merger Agreement and the Amended and Restated Merger Agreement, which were filed with the Securities and Exchange Commission as part of Heartland’s Registration Statement on Form S‑4 (File No. 333‑0238459) that became effective on October 19, 2020, the terms of which are incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

A copy of the press release relating to the completion of the Transaction is being furnished as Exhibit 99.1 to this Current Report on Form 8‑K. The information furnished in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such Section 18, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.

    (d) Exhibits.

99.1	Press Release dated December 7, 2020

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2020	HEARTLAND FINANCIAL USA, INC.

	By:	/s/ Bryan R. McKeag
Bryan R. McKeag
Executive Vice President
Chief Financial Officer